Exhibit 99.1

WISH STRENGTHENS LEADERSHIP WITH KEY APPOINTMENT

TO BOARD OF DIRECTORS

Jacqueline Reses brings diverse executive experience spanning technology and financial strategy, as well as deep public company board expertise

San Francisco, CA—Dec. 18, 2020— ContextLogic Inc. (d/b/a “Wish”) today announced the appointment of Jacqueline Reses to its Board of Directors. Ms. Reses is a seasoned executive with extensive international and public company board experience.

“We are delighted to be welcoming Jacqueline Reses to our board of directors. Her knowledge of the financial services and technology sectors, as well as her extensive work with SMBs and understanding the complexities of international e-commerce will be extremely valuable to our business,” said Wish Founder, CEO, and Chairperson Peter Szulczewski. “Jackie is joining us at a pivotal moment in our journey. I am confident she will be a positive addition to the board and believe she will help us achieve our long-term vision of unlocking ecommerce for all.”

Jacqueline Reses joins existing board members Julie Bradley (Former CFO, Tripadvisor, Inc.), Ari Emanuel (CEO, Endeavour Group Holdings), Joe Lonsdale (Co-Founder, Eight Partners VC, LLC), Tanzeen Syed (Managing Director, General Atlantic), Stephanie Tilenius (CEO, Vida Health, Inc.), Hans Tung (Managing Partner, GGV Capital), and Peter Szulczewski.

“This is an exciting time in the company’s history and I am thrilled to be joining Wish’s distinguished board. I look forward to drawing upon my experience as a financial and technology executive, and public company board member to support and contribute to Wish’s development as a newly publicly traded company in the global mobile commerce space,” said Reses.

Ms. Reses previously served as Executive Chairman of Square Financial Services LLC and Capital Lead at Square, Inc., a publicly traded financial services company which provides payments, point of sale, and cashflow management services to small businesses and consumers, from October 2015 until October 2020. From February 2016 to July 2018, Ms. Reses also served as People Lead for Square, Inc. From September 2012 to October 2015, Ms. Reses served as Chief Development Officer of Yahoo! Inc. In this role, she focused on leading partnerships, acquisitions and investments, significant corporate tax transactions, as well as human resources. Prior to Yahoo, Ms. Reses led the U.S. media group as a Partner at Apax Partners Worldwide LLP, a global private equity firm, which she joined in 2001. Ms. Reses has served on the board of directors of Social Capital Hedosophia Holdings Corp. III since April 2020 and Pershing Square Tontine Holdings, Ltd., since July 2020, and currently serves on the board of National Public Radio and the Economic Advisory Council of the Federal Reserve Bank of San Francisco. Ms. Reses previously served on the board of directors of Alibaba Group Holding Limited and Social Capital Hedosophia Holding Corp. Ms. Reses holds a B.S. in Economics with honors from the Wharton School of the University of Pennsylvania.

About Wish

Founded in 2010 and headquartered in San Francisco, Wish is one of the largest and fastest growing global ecommerce platforms, connecting more than 100 million monthly active users in over 100 countries to over 500,000 merchants around the world. Wish combines technology and data science capabilities and an innovative discovery-based mobile shopping experience to create a highly-visual, entertaining, and personalized shopping experience for its users. This combination has allowed Wish to become the most downloaded global shopping app for each of the last three years. For more information about the company or to download the Wish mobile app, visit www.wish.com or follow @Wish on Facebook, Instagram and TikTok or @WishShopping on Twitter and YouTube.

Forward-Looking Statements

This press release contains “forward-looking statements,” as that term is defined under federal securities laws, including, but not limited to, statements regarding potential growth opportunities. Forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” or similar expressions and the negatives of those terms. These forward-looking statements are subject to risks, uncertainties, and assumptions. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Risks include, but are not limited to: (i) our efforts to acquire new users and engage existing users; (ii) retaining the services of Peter Szulczewski, our founder, Chief Executive Officer, and Chairperson, or other members of our senior management team; (iii) maintaining a good relationship with platform providers; (iv) merchants using unethical or illegal business practices, including the sale of counterfeit or fraudulent products, or our policies and practices with respect to such sales being perceived or found to be inadequate; (v) our ability compete effectively; (vi) the impact of the ongoing COVID-19 pandemic on our business and results of operations; (vii) economic tension between the United States and China, or between other countries; (viii) the impact of significant disruption in service on our platform or in our computer systems; and (ix) our involvement in litigation matters or other legal proceedings, which could be expensive and time consuming. Further information on these and additional risks that could affect Wish’s results is included in its filings with the Securities and Exchange Commission (“SEC”), including its final prospectus filed with the SEC on December 17, 2020, and future reports that Wish may file with the SEC from time to time, which could cause actual results to vary from expectations. Any forward-looking statement made by Wish in this press release speaks only as of the day on which Wish makes it. Wish assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

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Media contacts:

Glenn Lehrman, Wish

press@wish.com

Jeff Fox, The Blueshirt Group

jeff@blueshirtgroup.com

Investor Relations:

Alex Wellins, The Blueshirt Group

alex@blueshirtgroup.com